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Media contact:	Meghan Shields meghan.shields@columbiathreadneedle.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

HOLDS 16TH ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, June 16, 2026 — Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today held its 16th Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in favor of the recommendations of the Fund’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders elected Directors Nancy T. Lukitsh, Catherine James Paglia, Brian J. Gallagher, and Ryan C. Larrenaga, each for a term that will expire at the Fund’s 2029 Annual Meeting of Stockholders, and all until their successors are elected and qualify. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for the 2026 fiscal year.

The Fund is managed by Columbia Management Investment Advisers, LLC.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. A prospectus containing information about the Fund (including its investment objectives, risks, charges, expenses, and other information about the Fund) may be obtained by contacting your financial advisor or visiting www.columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Fund. For more information, please call 866-666-1532 or visit www.columbiathreadneedleus.com.

The Fund is not insured by the FDIC, NCUA or any federal agency, is not a deposit or obligation of, or guaranteed by any financial institution, and involves investment risks including possible loss of principal and fluctuation in value.

© 2026 Columbia Threadneedle. All rights reserved.

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